Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 5, 2025

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2025 Second Quarter Results
•Strong YTD cash from operations of $101 million compared to $88 million in the prior year; free operating cash flow of $57 million compared to $36 million in the prior year
•Earnings per diluted share (EPS) of $0.23 and adjusted EPS of $0.25
•Returned approximately $31 million to shareholders; $15 million in share repurchases and $16 million in dividends
•Lowers fiscal 2025 full year outlook due to weakening market conditions, primarily in EMEA

PITTSBURGH, (February 5, 2025) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2025 second quarter ended December 31, 2024, with sales of $482 million compared to $495 million in the prior year quarter, and earnings per diluted share (EPS) of $0.23 compared to $0.29 in the prior year quarter. Adjusted EPS was $0.25 in the current quarter compared to $0.30 in the prior year quarter.
“This quarter we once again generated strong cash flow from operations,” said Sanjay Chowbey, President and CEO. “However, conditions in a number of our end markets, primarily in EMEA, continued to weaken resulting in sales at the lower end of our expectations.”
Chowbey continued: “In light of these challenging conditions, we have reduced our full year outlook and have taken the additional restructuring actions we announced in mid-January. By the end of this fiscal year, these actions, along with prior initiatives, will have us on pace to achieve approximately $65 million of the $100 million structural cost improvement program we introduced at our September 2023 Investor Day.”

Fiscal 2025 Second Quarter Key Developments
Sales of $482 million decreased 3 percent from $495 million in the prior year quarter, reflecting an organic sales decline of 6 percent, partially offset by a favorable business days effect of 3 percent.
During the quarter, the Company achieved incremental year-over-year restructuring savings of approximately $6 million from the previously announced action to streamline its cost structure. This action has delivered an annualized run rate pre-tax savings of approximately $35 million and is considered substantially complete as of December 31, 2024. Restructuring and related charges of $1 million were recognized during the quarter in connection with the execution of this initiative compared to $1 million in the prior year quarter.
On January 14, 2025, subsequent to quarter-end, the Company announced additional restructuring actions that are currently expected to deliver annualized run rate pre-tax savings of approximately $15 million by the end of fiscal 2025. The Company expects to incur pre-tax charges of approximately $25 million in connection with the execution of these actions; of which approximately $10 million is for cash-related facilities charges, approximately $10 million is for severance-related cash expenditures, and approximately $5 million is for non-cash facilities charges.

Operating income was $32 million, or 6.6 percent margin, compared to $28 million, or 5.7 percent margin, in the prior year quarter. The increase in operating income was primarily due to lower raw material costs, pricing, incremental year-over-year restructuring savings of approximately $6 million, and within the Infrastructure segment, a net benefit of $2 million consisting of insurance recoveries related to the tornado that struck the Rogers, Arkansas facility late in fiscal 2024 and an advanced manufacturing production credit under the Inflation Reduction Act of approximately $2 million. These factors were partially offset by lower sales and production volumes and higher wages and general inflation. Adjusted operating income was $33 million, or 6.9 percent margin, in the current quarter, compared to $30 million, or 6.0 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 29.4 percent (provision on income) compared to 9.0 percent (benefit on income) in the prior year quarter. The increase in the ETR year-over-year was primarily driven by a $7.8 million tax benefit due to a change in the Swiss tax rate in the prior year quarter and geographical mix, partially offset by a benefit for the advanced manufacturing production credit under the Inflation Reduction Act. The adjusted ETR was 26.9 percent (provision on income) in the current quarter, compared to 8.0 percent (benefit on income) in the prior year quarter.
Year-to-date net cash flow from operating activities was $101 million compared to $88 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes, partially offset by lower net income compared to the prior year period. Year-to-date free operating cash flow (FOCF) was $57 million compared to $36 million in the prior year period. The increase in FOCF was driven primarily by working capital changes and lower net capital expenditures, partially offset by lower net income compared to the prior year period.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.
During the quarter, the Company repurchased 525 thousand shares of Kennametal common stock for $15 million under its share repurchase program. Inception-to-date the Company has repurchased 1.1 million shares of common stock for $30 million under the $200 million three-year program.

Outlook
The Company’s expectations for the third quarter of fiscal 2025 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $480 - $500 million; foreign exchange anticipated to be an approximate 3 percent headwind compared to the third quarter of fiscal 2024
•Adjusted ETR is expected to be approximately 27.5 percent
•Adjusted EPS is expected to be $0.20 - $0.30
Annual Outlook:
•Sales now expected to be $1.950 - $2.0 billion
•Adjusted EPS is now expected to be $1.05 - $1.30
•At the midpoint, improved operating performance offset by higher ETR and currency headwinds
•Pricing actions expected to cover raw material costs, wages and general inflation
•Interest expense is expected to be approximately $27 million
•Adjusted ETR is expected to be approximately 27.5 percent
•Free operating cash flow of greater than 125 percent of adjusted net income
•Primary working capital as a percent of sales at approximately 30 percent by fiscal year-end
•Capital spending now expected to be approximately $100 million

This Outlook reflects the additional restructuring actions that were announced on January 14, 2025. The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $298 million decreased 4 percent from $311 million in the prior year quarter, reflecting an organic sales decline of 7 percent, partially offset by a favorable business days effect of 3 percent. Operating income was $17 million, or 5.6 percent margin, compared to $26 million, or 8.2 percent margin, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes and higher wages and general inflation. These factors were partially offset by pricing, lower raw material costs and incremental year-over-year restructuring savings of approximately $4 million. Adjusted operating income was $18 million, or 6.0 percent margin, in the current quarter, compared to $26 million, or 8.4 percent margin, in the prior year quarter.
Infrastructure sales of $184 million were flat from $184 million in the prior year quarter, driven by a favorable business days effect of 3 percent and a favorable currency exchange effect of 1 percent, offset by an organic sales decline of 4 percent. Operating income was $16 million, or 8.5 percent margin, compared to $3 million, or 1.8 percent margin, in the prior year quarter. The increase in operating income was primarily due to the favorable timing of pricing compared to raw material costs, a net benefit of $2 million from insurance recoveries related to the tornado that struck the Rogers, Arkansas facility late in fiscal 2024, an advanced manufacturing production credit under the Inflation Reduction Act of approximately $2 million and incremental year-over-year restructuring savings of approximately $2 million. These factors were partially offset by lower production volumes and higher wages and general inflation. Adjusted operating income was $16 million, or 8.6 percent margin, in the current quarter, compared to $4 million, or 1.9 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 25, 2025 to shareholders of record as of the close of business on February 11, 2025.
The Company will host a conference call to discuss its second quarter fiscal 2025 results on Wednesday, February 5, 2025 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, interest expense, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the third quarter and full year of fiscal 2025 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflict in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,400 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2024. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Sales	$482,051	$495,320	$963,999	$987,796
Cost of goods sold	337,021	355,723	667,960	685,301
Gross profit	145,030	139,597	296,039	302,495
Operating expense	109,308	107,342	220,962	218,991
Restructuring and other charges, net	1,335	1,033	1,946	4,119
Amortization of intangibles	2,720	2,743	5,438	5,788
Operating income	31,667	28,479	67,693	73,597
Interest expense	6,180	6,847	12,493	13,447
Other income, net	(1,477)	(687)	(3,136)	(597)
Income before income taxes	26,964	22,319	58,336	60,747
Provision for (benefit from) income taxes	7,927	(2,009)	15,833	6,050
Net income	19,037	24,328	42,503	54,697
Less: Net income attributable to noncontrolling interests	1,109	1,220	2,452	1,532
Net income attributable to Kennametal	$17,928	$23,108	$40,051	$53,165
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.23	$0.29	$0.51	$0.67
Diluted earnings per share	$0.23	$0.29	$0.51	$0.66
Basic weighted average shares outstanding	77,724	79,700	77,896	79,863
Diluted weighted average shares outstanding	78,379	80,114	78,495	80,395

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2024	June 30, 2024
ASSETS
Cash and cash equivalents	$121,151	$127,971
Accounts receivable, net	254,141	302,810
Inventories	536,634	514,632
Other current assets	56,848	57,179
Total current assets	968,774	1,002,592
Property, plant and equipment, net	910,124	938,063
Goodwill and other intangible assets, net	344,511	352,988
Other assets	212,396	210,115
Total assets	$2,435,805	$2,503,758
LIABILITIES
Revolving and other lines of credit and notes payable	$1,370	$1,377
Accounts payable	198,512	191,541
Other current liabilities	182,346	223,043
Total current liabilities	382,228	415,961
Long-term debt	596,384	595,980
Other liabilities	197,092	203,218
Total liabilities	1,175,704	1,215,159
KENNAMETAL SHAREHOLDERS’ EQUITY	1,219,980	1,249,875
NONCONTROLLING INTERESTS	40,121	38,724
Total liabilities and equity	$2,435,805	$2,503,758

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Six Months Ended December 31,
(in thousands)	2024	2023
OPERATING ACTIVITIES
Net income	$42,503	$54,697
Adjustments to reconcile to cash from operations:
Depreciation	62,130	60,500
Amortization	5,438	5,788
Stock-based compensation expense	13,375	14,652
Restructuring and other charges, net	1,946	4,119
Deferred income taxes	(1,903)	(7,726)
Gain on insurance recoveries	(7,500)	—
Other	2,666	11,279
Changes in certain assets and liabilities:
Accounts receivable	43,167	20,447
Inventories	(30,695)	(9,471)
Accounts payable and accrued liabilities	(27,214)	(36,220)
Accrued income taxes	606	(17,259)
Accrued pension and postretirement benefits	(2,445)	(5,497)
Other	(1,174)	(7,001)
Net cash flow provided by operating activities	100,900	88,308
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(43,967)	(57,487)
Disposals of property, plant and equipment	405	5,208
Business acquisitions	—	(4,010)
Proceeds from insurance recoveries	7,193	—
Other	(222)	(117)
Net cash flow used in investing activities	(36,591)	(56,406)
FINANCING ACTIVITIES
Net increase in notes payable	—	2,112
Net increase in revolving and other lines of credit	—	20,500
Purchase of capital stock	(30,062)	(28,754)
The effect of employee benefit and stock plans and dividend reinvestment	(6,240)	(7,864)
Cash dividends paid to Shareholders	(31,148)	(31,844)
Other	(599)	(658)
Net cash flow used in financing activities	(68,049)	(46,508)
Effect of exchange rate changes on cash and cash equivalents	(3,080)	(680)
CASH AND CASH EQUIVALENTS
Net decrease in cash and cash equivalents	(6,820)	(15,286)
Cash and cash equivalents, beginning of period	127,971	106,021
Cash and cash equivalents, end of period	$121,151	$90,735

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Sales:
Metal Cutting	$297,785	$311,445	$594,686	$619,675
Infrastructure	184,266	183,875	369,313	368,121
Total sales	$482,051	$495,320	$963,999	$987,796
Sales By Geographic Region:
Americas	$235,252	$238,904	$472,978	$485,645
EMEA	145,494	152,925	291,428	301,634
Asia Pacific	101,305	103,491	199,593	200,517
Total sales	$482,051	$495,320	$963,999	$987,796
Operating income:
Metal Cutting	$16,586	$25,527	$40,408	$57,644
Infrastructure	15,612	3,236	28,347	16,880
Corporate (1)	(531)	(284)	(1,062)	(927)
Total operating income	$31,667	$28,479	$67,693	$73,597
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended December 31, 2024 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended December 31, 2023 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the third quarter and full fiscal year of 2025 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, EPS, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED DECEMBER 31, 2024 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$482,051	$31,667	29.4%	$17,928	$0.23
Reported operating margin		6.6%
Restructuring and related charges	—	1,419	16.7	1,181	0.01
Differences in projected annual tax rates	—	—	(19.2)	530	0.01
Adjusted results	$482,051	$33,086	26.9%	$19,639	$0.25
Adjusted operating margin		6.9%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$297,785	$16,586	$184,266	$15,612
Reported operating margin		5.6%		8.5%
Restructuring and related charges	—	1,202	—	217
Adjusted results	$297,785	$17,788	$184,266	$15,829
Adjusted operating margin		6.0%		8.6%

THREE MONTHS ENDED DECEMBER 31, 2023 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$495,320	$28,479	(9.0)%	$23,108	$0.29
Reported operating margin		5.7%
Restructuring and related charges	—	1,033	14.3	885	0.01
Differences in projected annual tax rates	—	—	(13.3)	6	—
Adjusted results	$495,320	$29,512	(8.0)%	$23,999	$0.30
Adjusted operating margin		6.0%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2023 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$311,445	$25,527	$183,875	$3,236
Reported operating margin		8.2%		1.8%
Restructuring and related charges	—	692	—	340
Adjusted results	$311,445	$26,219	$183,875	$3,576
Adjusted operating margin		8.4%		1.9%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended December 31,
(in thousands)	2024	2023
Net cash flow provided by operating activities	$100,900	$88,308
Purchases of property, plant and equipment	(43,967)	(57,487)
Disposals of property, plant and equipment	405	5,208
Free operating cash flow	$57,338	$36,029

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended December 31, 2024	Metal Cutting	Infrastructure	Total
Organic sales decline	(7)%	(4)%	(6)%
Foreign currency exchange effect (3)	—	1	—
Business days effect (4)	3	3	3
Sales decline	(4)%	—%	(3)%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.